UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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BLACKBAUD, INC.
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2000 Daniel Island Drive

Charleston, South Carolina 29492

Supplement to Proxy Statement for the

Annual Meeting of Stockholders

To Be Held June 22, 2011

Dear Fellow Stockholders:

We are writing to you to bring to your attention our concerns with reports recently issued by certain institutional proxy advisory services regarding Proposal 2 – advisory vote on executive compensation, or “say on pay,” contained in Blackbaud’s 2011 proxy statement. These reports contain a voting recommendation inconsistent with the Board’s recommendation on the say on pay proposal. Focusing primarily on the 2010 compensation of our Chief Executive Officer, Marc Chardon, these institutional advisory firm reports find fault with our linkage of pay to performance. We believe these reports are fundamentally flawed because they are based on rigid models that fail to take account of Blackbaud’s individual facts and circumstances. Specifically, we carefully measure our long-term performance both quantitatively and qualitatively in what has in recent years been a very difficult market for our products and services. In addition, we compare our performance and compensation against a well-aligned set of our peers, without arbitrarily adjusting any publicly reported data. Finally, we have a demonstrable history and practice of paying for performance over the longer term.

Having significantly grown revenues and managed and performed admirably through the financial market crisis and a transition in our business model, as described below, and coming to the expiration of Mr. Chardon’s initial five-year employment agreement and the launch of our new five-year strategic growth plan in early 2010, our Compensation Committee believed it appropriate and in the best interests of our company and its stockholders to retain, incent and reward him. After careful consideration of appropriate peer data and our specific circumstances, we entered into a new employment agreement with Mr. Chardon in January 2010 including the one-time grant of stock appreciation rights, or SARs, that institutional proxy advisory services have not put in proper context. In addition to not appreciating the direct link between SAR and stockholder value as described below, the institutional service reports use unexplained “proprietary” assumptions and mathematical formulas to value Mr. Chardon’s equity awards as much as $1,550,000 or 45% higher than the grant date fair value we reported. In contrast, our reported numbers match the fully disclosed compensation expense we recorded in our audited financial statements under U.S. generally accepted accounting principles and SEC disclosure rules.

We hope that you will read and carefully consider the explanation of our position below and vote “FOR” the say on pay proposal in our proxy materials.

Our Emphasis on Long-Term Performance

As we stated in the Compensation Discussion and Analysis, or CD&A, in our 2011 proxy materials, our compensation philosophy links the financial interests of our executive officers “to the attainment and furtherance of our long-term business strategies.” This means looking beyond the narrow, short-term advisory firm orientation, which mechanically compares changes in CEO compensation (with a focus on the most recent fiscal year) to total shareholder return, or TSR, on a one-, three- and five-year basis, and generally does not base recommendations on a company’s financial or strategic achievements that impact long-term growth and performance.

When we analyze our corporate performance and its link to executive compensation, we carefully review our financial and operational achievements along with our stockholder return over a sustained period. With respect to our CEO, Mr. Chardon, we believe that a long-term focus on our performance tied to his tenure with the Company is more relevant to a meaningful pay for performance analysis. From the time that Mr. Chardon joined us in November 2005 through our most recent quarter-end, March 31, 2011, we returned over $175 million in cash to our stockholders through dividends and stock repurchases, and our stock price increased over 69%, from $16.10 per share to $27.24 per share, including an approximately 11% increase in the last fiscal year. In addition, as shown the in table below, our revenue grew significantly and we maintained solid profitability over that time period.

	$000,000,000	$000,000,000	$000,000,000	$000,000,000	$000,000,000	$000,000,000
(in ’000s)	2005	2006	2007	2008	2009	2010
Revenue	$165,949	$191,380	$257,038	$302,495	$309,338	$327,094
Income from operations	$45,377	$47,130	$52,407	$47,401	$45,792	$46,297

In making executive compensation decisions, we also regularly assess the market environment in which we compete to more fully analyze our performance. During Mr. Chardon’s tenure, the 2008-2009 crisis in the economy and financial markets significantly negatively impacted our client base, non-profit organizations, more than those of most comparably sized software and technology companies. Among other things, the economic uncertainty generated by the financial market crisis reduced U.S. charitable donations, a primary source of revenue of our customers, by approximately $8 billion in 2008 compared to 2007 and another $10 billion in 2009, as adjusted for inflation, dropping from $322 billion to $304 billion. Despite the reduction in their revenue, the related uncertainty and the resulting need for our customers to reduce spending, under Mr. Chardon’s leadership we managed effectively through this crisis, as shown by our financial results, including those summarized above. We continued to focus on expanding market share, selectively investing in our growth initiatives, including a significant acquisition, and strengthening our leadership position, while also controlling and, as necessary, reducing the costs and expenses in other areas of our operations to achieve our targeted level of profitability. In addition, Mr. Chardon has led us through a significant transition in our business model, from primarily a license-based revenue model to a recurring subscription-based model we believe positions us to better serve our customers and grow. As one example of Mr. Chardon’s success here, in 2005, at the time he joined the Company, subscriptions represented just $7,000,000 of our revenue or 4%. In 2010, subscriptions were just over $82,500,000 and represented 25% of the Company’s revenue. We are currently in the second year of an aggressive five-year strategic growth plan and believe our success in managing through this period has positioned us well to execute on that plan and grow if and as the economy revives, and that more recent financial results reflect this positioning.

The advisory firm analyses also focus primarily on the one-year increase in Mr. Chardon’s pay as compared to our one-, three- and five-year TSRs. More importantly, their analyses fail to note our responsible executive compensation actions over the past few years, demonstrating care and restraint for the benefit of our stockholders during periods of economic uncertainty. As disclosed in our proxy materials, in part as a result of the difficult economic environment we faced in late 2008 and all of 2009, we have held executive salaries substantially the same since 2008. Mr. Chardon’s aggregate equity award value also decreased from 2007 through 2009, and non-equity incentive plan compensation (the cash we pay under our performance bonus program) for our executives went down from 2007 to 2008 and have yet to regain 2007 levels.

Focused, Appropriate Peer Group

We believe it is important to compare our executive compensation against peer companies reflecting the market in which we compete most directly for talent. This philosophy, with an annual re-evaluation and update of the list of peer companies to ensure maintenance of this appropriate focus, resulted in 2010 in a list of 13 relevant peers. We disclose this process and list in our proxy statement the resulting peer group, which our Compensation Committee believes is appropriately tailored to Blackbaud’s business and circumstances. When they were considering Mr. Chardon’s new contract, the Compensation Committee measured our financial performance versus its peers over the period of his tenure, noting in particular that we were above median on revenue growth, above 75th percentile on compounded annual growth for net margin and EBITDA margin and second highest in the group in terms of five-year average return on capital.

In contrast, institutional proxy advisors measure TSRs and one-year compensation change of the Company against different peer groups they selected, presumably based on a narrow range of publicly reported numerical measures alone, without application of qualitative criteria. The advisory service firm reports include comparisons of our CEO compensation, as significantly adjusted upwards by their “proprietary assumptions,” to mostly unadjusted, SEC reported numbers in peer groups of as few as three companies. They also compare us to large numbers of unnamed companies based on the broad Software and Services industry segment of the Global Industrial Classification System, or GICS, which includes companies with a wide range of different business models and focus areas, as well as sizes. More importantly, the GICS peer group does not include certain companies that are clearly recognized by the investing public as our competitors.

The peers that Blackbaud includes in its selected group are involved in businesses and markets similar to or in which Blackbaud participates and are far more representative than companies selected from a generic statistical database. Blackbaud stockholders deserve the opportunity to base their vote on a credible and meaningful analysis and comparison. As outlined in the CD&A on page 23 of our proxy statement, the appropriate benchmark should be companies that align closely with Blackbaud’s current business circumstances.

Performance Basis of SARs

The institutional reports assert that Blackbaud time-vested SARs are not performance-based compensation. We disagree and believe SARs are inherently performance-based compensation. We believe we create a significant pay-for-performance connection when an executive’s net worth is made substantially dependent on long-term share price performance. We do this in particular by granting a large percentage of our executives’ compensation in the form of SARs, which have no value if our stock price does not increase. Furthermore, we analyze key corporate and individual performance metrics in determining the size and amount of incentive equity grants to the CEO and other executive officers, as fully disclosed in the CD&A. By making executives effectively owners of the Company with SARs vesting over multiple years, our equity compensation program provides for direct alignment with stockholder interests by incentivizing executives to increase stockholder value.

Conclusion

We thank you for taking the time to read this letter and the supporting documentation related to this important vote. We hope that after reading this material, you will have a more meaningful and valid basis for assessing our compensation program. We request your vote “FOR” our say on pay proposal 2 included in our 2011 proxy filing.

If you have any questions or comments, please do not hesitate to contact our CFO Tim Williams or me at (843) 216-6200 or via email at tim.williams@blackbaud.com, or jon.olson@blackbaud.com.

Our stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important, especially in light of the conflicting institutional reports on our executive compensation described above. Whether or not you plan to attend the Annual Meeting of Stockholders we hope that you will vote as soon as possible.

For the Board of Directors,
BLACKBAUD, INC.

Jon W. Olson,
Vice President, General Counsel and Secretary

Charleston, South Carolina

Dated: June 10, 2011